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                         EMPLOYMENT AGREEMENT


            AGREEMENT made as of January 1, 1994 between CHRIS-CRAFT INDUSTRIES, INC., a Delaware corporation ("Chris-Craft"), and EVAN C THOMPSON (the "Executive").

            This Agreement supersedes the Agreement made as of October 1, 1989 between Chris-Craft and the Executive.

            The Executive is now, and for many years has been, Executive Vice President and President of the Television Division of Chris-Craft.
Chris-Craft wishes to secure the continued services of the Executive as its Executive Vice President and President of its Television Division for an additional extended period. In addition, because of the position the Executive holds with Chris-Craft and the position that he will hold during the term of his full-time employment under this Agreement, Chris-Craft wishes to secure the further services of the Executive as a consultant to Chris-Craft, and wishes to insure that the Executive will refrain from competing with Chris-Craft, after the termination of his full-time employment.

            In consideration of the covenants and agreements herein contained, the parties agree as follows:

             1.   EMPLOYMENT; TERM

                  1.1 Chris-Craft shall continue to employ the Executive, and the Executive shall continue to serve, as

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Executive Vice President and President, Television Division of Chris-Craft
during the Employment Term (as defined in Section 1.2).

                  1.2   The term of the Executive's employment under Section
1.1 of this Agreement (the "Employment Term") shall commence on January 1, 1994 and end on December 31, 1998, unless extended as provided in this Section
1.2 or Section 8 or sooner terminated pursuant to the provisions of Section 9 or Section 10. On each of December 31, 1996 and December 31, 1997, the Employment Term shall be automatically extended for one additional year (so that, on each such December 31, the Employment Term shall have three years to run) without further action by the parties, unless Executive shall have served written notice upon Chris-Craft prior to December 31, 1996, or prior to December 31, 1997, as the case may be, that such extension shall not take place. On December 31, 1998, the Employment Term shall be automatically extended for one additional year without further action by the parties, unless one of the parties shall have served written notice upon the other party prior to October 1, 1998 that such extension shall not take place. If a notice that an extension shall not take place is served, the Employment Term shall not, thereafter, be extended.


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             2.   DUTIES AND AUTHORITY.

                  2.1 During the Employment Term, the Executive shall devote his full business time and energies to the business and affairs of Chris-Craft and shall not accept other employment or permit such personal business interests as he may have to interfere with the performance of his duties hereunder. Executive's services for Chris-Craft shall include all executive services and duties commensurate with his position at Chris-Craft that may be requested of him for or on behalf of any television broadcasting or programming entity owned or operated by Chris-Craft or any affiliate of Chris-Craft ("Affiliate"), as defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the "Exchange Act"). The Executive agrees, during the Employment Term, to use his best efforts, skill and abilities to promote Chris-Craft's interests; to serve as a director and officer of Chris-Craft and any of its domestic subsidiary corporations if elected by the Board of Directors or stockholders of Chris-Craft or any such subsidiary corporation; and to perform such duties (consistent with his status set forth below in this Section 2) as may be assigned to him by the Chief Executive Officer or Board of Directors of Chris-Craft.

                  2.2 Subject only to the direction and control of Chris-Craft's Chief Executive Officer and Chris-Craft's Board of Directors (which direction and control


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shall be such as is customarily exercised over an executive vice president), the Executive shall perform all services and duties necessary or appropriate for the management of Chris-Craft's Television Division business.

                  2.3 Throughout the Employment Term, the Executive shall be elected to, and shall continue in, the office denominated that of Executive Vice President of Chris-Craft and President, Television Division, and shall continue to perform on behalf of Chris-Craft substantially the same functions, and have substantially the same authority, duties and responsibilities, as on the date hereof, and, except as provided in Sections 2.1 and 2.2, Chris-Craft shall not confer on any other officer or employee authority, responsibility or power superior or equal to the authority, responsibility or power vested in the Executive hereunder.

             3.   LOCATION.

                  During the Employment Term, the Executive's services under this Agreement shall be performed principally in Beverly Hills, California, or elsewhere in the Metropolitan Los Angeles area. The parties, however, acknowledge and agree that the nature of the Executive's duties hereunder shall require reasonable domestic and international travel from time to time.


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             4.   CASH COMPENSATION.

                  4.1   BASE SALARY.  During the Employment Term,
Chris-Craft shall pay to the Executive, in monthly or more frequent installments in accordance with Chris-Craft's regular payroll practices for senior executives, a base salary of not less than $950,000 per annum; provided, however, that such minimum base salary shall be adjusted upward, as of January 1, 1995, and as of each successive January 1 to the end of the Employment Term, in proportion to any increase in the Consumer Price Index, as defined in Section 4.5, between the December levels of the two immediately preceding years ("COLA Adjustment"). Each such adjustment shall be made retroactively when the Consumer Price Index for the December next preceding the date of such adjustment becomes available. It is understood that Chris-Craft may, at any time, in the discretion of its Board of Directors increase, but not decrease, the Executive's base salary. In the event that the Executive's base salary is adjusted by the Board pursuant to the last preceding sentence, the new base salary shall be adjusted upward, as of each following January 1, in proportion to any increase in the Consumer Price Index from the effective date of the last previous adjustment by the Board.

                  4.2   SECTION 162(M) LIMIT.

                      4.2.1 In no event shall the sum of the Executive's base salary and other Remuneration (as defined


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in Section 4.2.2) for any calendar year exceed the Section 162(m) Limit (as defined in Section 4.2.2). Chris-Craft shall, to the extent foreseeable, reduce each regular cash compensation payment in any year by the proportion that (a) the excess of (i) the sum of all such regular cash compensation payments for such year over (ii) the Section 162(m) Limit bears to (b) the sum of all such regular cash compensation payments for such year and shall reduce or omit other cash compensation payments) (other than Excluded Remuneration) to the extent same would cause Remuneration in such year to exceed the Section 162(m) Limit, provided that in no event will cash compensation payable to the Executive during any calendar year be reduced below $750,000 (the "Minimum Annual Payment").

                      4.2.2 For purposes of this Agreement, "Remuneration" shall mean "applicable employee remuneration" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or any successor or similar provision, which is paid or incurred with respect to the Executive by Chris-Craft or any Chris-Craft Affiliate, other than Excluded Remuneration; "Excluded Remuneration" shall mean any Gross-Up Payment or other payment required under Section 7 or any forgiveness of indebtedness under Section 7, or any payment required under Sections 10.1, 10.2 or 10.4; "Section 162(m) Limit" shall mean $1,000,000, subject to adjustment as provided in this


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Section 4.2.2; and for purposes of this Section 4.2 only, "Chris-Craft
Affiliate" shall mean any corporation which is a member of the same "controlled group" as Chris-Craft within the meaning of Section 414(b) of the Code, except that for this purpose Section 1563 of the Code shall be applied by substituting "50 percent" for "80 percent". If one or more amendments to
Section 162(m) of the Code or any successor or similar provision shall change the amount of Remuneration for a year that is deductible by Chris-Craft or any Chris-Craft Affiliate for Federal income tax purposes, a corresponding change shall be made to the Section 162(m) Limit for purposes of this Agreement for all years to which any such amendment shall be applicable. Unless and until there is a Change in Law with respect to a taxable year of Chris-Craft, Chris-Craft and the Executive acknowledge and agree that subject to Stockholder Approval as defined in Section 4.4, Remuneration shall not include any amounts payable to the Executive pursuant to Section 4.4 hereof, and any amounts includible in the Executive's taxable income with respect to amounts described in Section 6.1(d). For purposes of the preceding sentence, "Change in Law" shall mean an amendment to Section 162(m), or the issuance or revision of one or more judicial decisions or administrative rules, regulations or other pronouncements, following the date hereof which, in the written legal opinion of counsel to Chris-Craft, will more likely than not result in the


                                        7
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inclusion of the amount in question in "applicable employee remuneration" as defined in Section 162(m) of the Code.

                      4.2.3 The provisions of this Section 4.2 shall be interpreted in a manner consistent with the intention of the parties that a deduction not be disallowed to Chris-Craft or any Chris-Craft Affiliate for Federal income tax purposes with respect to any Remuneration payable to the Executive under this Agreement by reason of Code Section 162(m) (other than subparagraph (4)(F) thereof) or any successor or similar provision (except for Excluded Remuneration) and the Minimum Annual Payment.

                  4.3 DEFERRED COMPENSATION. During the Employment Term, Chris-Craft shall credit to the Executive's Account (as defined in Section 4.3.1) the amount specified in Section 4.3.2.

                      4.3.1 Chris-Craft shall maintain, on its books, a special account, comprised of two sub-accounts, Subaccount A and Subaccount B, with respect to the Executive (the "Account"), in accordance with the terms of this Agreement, until Executive shall have been paid all amounts required by
Section 4.3.3 to be paid to Executive with respect thereto. Prior to December 1 of each year, Chris-Craft's General Counsel and Secretary shall notify Executive of the option to select the periods to which compensation payable pursuant to this Section 4.3 will be deferred and, within fifteen (15) days following receipt of such notice,


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Executive shall notify Chris-Craft's Vice President -- Finance, if Executive wishes that the Deferred Compensation (as defined in clause (a) of the first sentence of Section 4.3.2) be credited to Subaccount A, Subaccount B, or a combination of both Subaccount A and Subaccount B (any such combination to be specified in a manner that will not prevent Chris-Craft's Vice President-Finance from computing on a monthly basis the amounts to be credited to each subaccount in accordance with Section 4.3.2). Absent such notice from Executive, Deferred Compensation for such year shall be credited to Subaccount
B.  Deferred Compensation for 1994 shall be credited to Subaccount B.

                      4.3.2 During each year of the Employment Term, Chris-Craft shall credit, as of the end of each month, (a) to the appropriate Subaccount, an amount equal to the sum of (i) $20,833.33, subject to COLA Adjustment, plus (ii) the amounts by which all cash compensation payments or distributions during such month shall have been reduced or omitted pursuant to the last sentence of Section 4.2.1 (the "Deferred Compensation"); and (b) interest on each Subaccount balance as of the end of the preceding month, computed at a rate to be adjusted as of the last business day of each calendar quarter to equal the yield, as of the last day of such quarter, as reported in The Wall Street Journal, on U.S. Treasury Notes maturing in the month that is five years after the last month of such quarter (the


                                        9
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"Interest Rate").  Amounts credited to the Account, excluding interest, shall be deemed compensation for the year credited, for purposes of determining benefits respecting each of Chris-Craft's qualified employee benefit plans under Chris-Craft's Benefit Equalization Plan (the "BEP"). If no yield for such notes is so published as of the last day of a particular quarter, there shall be substituted the average of the yields so published for the months next preceding and following. If The Wall Street Journal is not published on the last day of a particular quarter, there shall be substituted the appropriate yield reported on the last previous day on which The Wall Street Journal was published. Following the Employment Term, Chris-Craft shall credit to Subaccount B, as of the last day of each month (based each month on a 30-day month and a 360-day year), interest on such Subaccount balance as of such date, computed at the Interest Rate.

                      4.3.3 On the January 15 first-occurring following the year in which expiration or termination of the Employment Term shall have occurred, Chris-Craft shall pay to the Executive a lump sum equal to the Subaccount A balance as of such January 15 (including interest accrued in accordance with Section 4.3.2 at the Interest Rate used for the last quarter of the previous year through such January 15), and Chris-Craft will have no further obligation to make any payment to the Executive with respect to Subaccount A.


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On such January 15, Chris-Craft also shall pay to the Executive an amount equal to one-fifth of the Subaccount B balance as of such January 15 (including interest accrued through such January 15) (the "First Payment"), and the balance of such Subaccount shall be reduced by the amount of such First Payment. On each succeeding January 15, until Chris-Craft shall have made five payments with respect to Subaccount B (including the First Payment) pursuant to this Section 4.3.3, Chris-Craft shall pay to the Executive a sum equal to the amount of the First Payment, plus interest credited to Subaccount B through the date of such payment, from the first day after the date of the immediately preceding payment, and the balance shall be reduced by the amount of such sum, such that the entire Amount of Subaccount B plus any interest thereon shall have been paid to the Executive by the fourth anniversary of the First Payment. In the event that for tax purposes Chris-Craft treats any portion of Subaccount B in a manner consistent with the notion that Executive should include any unpaid amount (determined without regard to this sentence) in taxable income, Chris-Craft shall pay such amount to Executive at the time Executive would be treated as having received such income.

                  4.4   BONUS.

                      4.4.1 (a) In addition to his base salary and the deferred amounts referred to in Section 4.3.2 above,


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the Executive shall be entitled to receive with respect to each fiscal year of
Chris-Craft, or portion thereof, during the Employment Term, a bonus equal to 1% of the amount up to $50,000,000 by which Chris-Craft's "TV Broadcast Cash Flow" (as defined in Section 4.4.2) for the fiscal year in question exceeds $20,000,000 (the "Low Base Amount"), and 2% of the amount by which TV
Broadcast Cash Flow exceeds $50,000,000 (the "High Base Amount") (each of the Low Base Amount and the High Base Amount, a "Base Amount").

                              (b)  If Chris-Craft shall acquire, in one or
more transactions, additional television stations having aggregate Mean TV Broadcast Cash Flow (as defined below) exceeding $10,000,000, the Proforma Amount shall be increased, or if Chris-Craft shall dispose of a television station having Mean TV Broadcast Cash Flow exceeding $5,000,000, the Pro Forma Amount shall be decreased, by (1) for the year during which the acquisition or disposition occurs, an amount equal to the Mean TV Broadcast Cash Flow of the television station (or stations) so acquired or disposed of, multiplied by a fraction, the numerator of which is the number of days remaining in such year following such acquisition or disposition and the denominator of which is 365, and (2) for any other year, an amount equal to the Mean TV Broadcast Cash Flow of the television station (or stations) so acquired or disposed of, and, in such event, Executive's bonus, shall be calculated solely pursuant to


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whichever of the following two formulae as shall be applicable (but shall not be less than zero for any year):

                                     i)   If Chris-Craft TV Broadcast Cash
Flow for the year in question shall EXCEED the Pro Forma Amount, the bonus shall be equal to:



300,000 + .02 [((HIGH BASE AMOUNT/PRO FORMA AMOUNT) X (CHRIS-CRAFT TV BROADCAST CASH FLOW)) - HIGH BASE AMOUNT]



                                    ii)   If Chris-Craft TV Broadcast Cash
Flow for the fiscal year shall be LESS THAN the Pro Forma Amount, the bonus shall be equal to:


.01 X [((HIGH BASE AMOUNT/PRO FORMA AMOUNT) X (CHRIS-CRAFT TV BROADCAST CASH
FLOW)) - LOW BASE AMOUNT]


                        (c) The Board of Directors will consider adjusting the base salary, the Base Amounts, and if applicable, the Pro Forma Amount, or the percentages or formulae used to calculate the bonus, if, and at such time as, Chris-Craft shall own ten or more television stations or the Executive shall have chief operating responsibility for a business owned by Chris-Craft that derives revenues (determined in accordance with generally accepted accounting principles) exceeding $25,000,000 other than from television broadcasting. Any such adjustment shall be determined and


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approved in accordance with the procedures set forth in Section 162(m)(4)(C)
of the Code or any similar or successor provision. In the event such determination and approval is not obtained, any adjustment shall be treated as Deferred Compensation payable in accordance with Section 4.3.2.

                        (d) Subject to the approval of the stockholders of each of Chris-Craft and BHC Communications, Inc. at their respective 1994 annual meetings ("Stockholder Approval"), the bonus shall be paid to Executive as soon as practicable, but not later than March 31 of the year following the end of each such fiscal year. In the event Stockholder Approval is not obtained, the bonus amounts shall be treated as Deferred Compensation payable in accordance with Section 4.3.2. The amount of the bonus payable with respect to any fiscal year that includes but does not end on the last day of the Employment Term shall be determined by multiplying the bonus which would have been payable with respect to the whole of such fiscal year (if the whole of such fiscal year were within the Employment Term) by a fraction, the numerator of which is the number of days of such year included in the Employment Term and the denominator of which is 365.

                      4.4.2 As used in this Section 4.4, the term "TV Broadcast Cash Flow" shall mean operating income plus depreciation and amortization of good will and programming contracts, minus payments on programming


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contracts as such items shall be determined in accordance with generally accepted accounting principles; "Chris-Craft TV Broadcast Cash Flow" for any year shall mean the TV Broadcast Cash Flow of television stations owned by Chris-Craft or any Affiliate of Chris-Craft during any portion of such year; "Mean TV Broadcast Cash Flow" shall mean the mean TV Broadcast Cash Flow of a television station for the three full fiscal years of such television station prior to acquisition or disposition by Chris-Craft; and, until increased or decreased pursuant to Section 4.4.1(b), the "Pro Forma Amount" shall equal the High Base Amount.

                  4.5 CONSUMER PRICE INDEX. The words "Consumer Price Index," as used in this Agreement shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items (1982-84=100), as reported by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event that this Consumer Price Index shall be superseded or shall be published by a different agency, then the superseding index shall be substituted for this Consumer Price Index in such a manner as to implement the intent of this Agreement that the Executive's base salary and Deferred Compensation shall be adjusted annually, beginning as of January 1, 1995, so that the purchasing power thereof shall be maintained at a level at least equivalent to the purchasing power thereof at January 1, 1994.


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             5.   EXPENSES.

                  In addition to the compensation provided in Section 4 and in
Section 11, Chris-Craft will pay or reimburse the Executive for all reasonable expenses actually incurred or paid by him during the Employment Term or the Consulting Term (as defined in Section 11) in the performance of his services hereunder upon presentation of expense statements, vouchers, or such other supporting information as Chris-Craft may customarily require of its senior executives.

             6.   ADDITIONAL BENEFITS.

                  6.1   During the Employment Term:

                              (a)   The Executive will be entitled to
reasonable annual vacation periods, not less than an aggregate of six weeks in each calendar year, with full pay and allowances.

                              (b)   The Executive will be eligible for sick
leave in accordance with Chris-Craft's customary practice for senior executives.

                              (c)   The Executive will be entitled to
participate in any insurance, pension, profit-sharing, stock option, stock purchase or other benefit plan of Chris-Craft now existing or hereafter adopted for the benefit of the employees generally or of the executives of Chris-Craft.


                              (d)   Upon approval of a new stock option plan by
Chris-Craft stockholders at their 1994 annual


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meeting, Chris-Craft shall grant the Executive a 10-year option covering
200,000 shares that shall be exercisable during the Employment Term and Consulting Term.

                              (e)   Chris-Craft shall match the Executive's
contributions (including any contribution by any trust of which the Executive is the grantor) to recognized charities, during each year of the Employment Term, in an amount equal to the sum of (i) $100,000, plus (ii) the amount by which (x) the product obtained by multiplying $100,000 by the number of previous years in which this Agreement shall have been in effect shall exceed
(y) the total amount of all matching contributions made by Chris-Craft pursuant to this sentence in such previous years. Matching contributions made by Chris-Craft pursuant hereto shall be in addition to any contributions made to match Executive's contributions under any other charitable gift matching program generally applicable with respect to contributions made by employees or directors of Chris-Craft or any of its subsidiaries.

                              (f)   The Executive shall be entitled to such
additional benefits as may be granted to him from time to time by the Board of Directors of Chris-Craft.

                  6.2 No payment or benefit made or provided under this Agreement shall be deemed to constitute payment to the Executive, his legal representatives or beneficiaries


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in lieu of, or in reduction of, any benefit or payment under an insurance, pension, profit-sharing or other benefit plan, and no payment under any such plan shall reduce any payment or benefit due under this Agreement.

             7.   CERTAIN ADDITIONAL PAYMENTS BY CHRIS-CRAFT

                  7.1 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or transfer by Chris-Craft or any Affiliate or other event occurring with respect to the Executive and Chris-Craft for the Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including pursuant to any of Chris-Craft's benefit plans)), determined without regard to any additional payment required under this Section 7 (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (and any successor provision and any similar provision of state or local income tax law) (collectively, "Section 4999"), or any interest or penalty is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest or penalty, hereinafter collectively to be referred to as the "Excise Tax"), then the Executive shall be entitled to receive or have paid to the Internal Revenue Service or other appropriate authority (and any relevant state or local authority) ("IRS") on his behalf an additional payment (a "Gross-Up Payment") in an


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amount equal to the sum of (a) the Excise Tax plus (b) all other taxes, penalties and interest (including any excise tax imposed by Section 4999) paid or payable by Executive on account of the operation of this Section 7, such that, after payment by Executive of all such other taxes (including any interest or penalty imposed with respect to such taxes) and any Excise Tax imposed upon the Gross-Up Payment, Executive shall be in the same position as he would have been had no Excise Tax been imposed upon the Payments.

                      7.1.1 Subject to the provisions of Section 7.3, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by Price Waterhouse or any other nationally recognized accounting firm (the "Accounting Firm") that shall be Chris-Craft's outside auditors at the time of such determination, which Accounting Firm shall provide detailed supporting calculations both to the Executive and Chris-Craft within 15 business days of the receipt of notice from Chris-Craft or the Executive that there has been a Payment that the person giving notice believes may be subject to the Excise Tax, or such earlier time as shall be requested by Chris-Craft. All fees and expenses of the Accounting Firm shall be borne solely by Chris-Craft. Any Gross-Up Payment, as determined pursuant


                                        19
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to this Section 7, shall be paid by Chris-Craft to the IRS on the Executive's behalf within five business days after the receipt of the Accounting Firm's determination. If the Accounting Firm shall determine that no Excise Tax is payable by the Executive, it shall furnish to the Executive written advice that failure to report the Excise Tax on the Executive's applicable federal income tax return would not be reasonably likely to result in the imposition of a penalty for fraud, negligence, or disregard of rules or regulations. Any determination by the Accounting Firm shall be binding upon Chris-Craft and the Executive in determining whether a Gross-Up Payment is required or the amount thereof (subject to Section 7.1.2 and 7.2), in the absence of material mathematical or legal error.

                      7.1.2   As a result of uncertainty in the application of
Section 4999 of the Code that may exist at the time of the initial determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Gross-Up Payment need not be made that properly should be made ("Underpayment") or that a Gross-Up Payment not properly needed to be made should be made ("Overpayment"). In the event that Chris-Craft shall exhaust or fail to adequately pursue its remedies pursuant to Section 7.2, and the Executive thereafter shall be required to make a payment of any Excise Tax, the Accounting


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Firm shall determine the amount of the Underpayment that occurred, and
Chris-Craft shall promptly pay the amount thereof to the IRS on the Executive's behalf. In the event that the Accounting Firm shall determine that an Overpayment was made, any such Overpayment shall be treated for all purposes as a loan to the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; PROVIDED, HOWEVER, that the amount to be repaid by the Executive to Chris-Craft shall be reduced to the extent that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment.

                  7.2 Executive shall give Chris-Craft written notice of any claim by the IRS that, if successful, would require the payment by Chris-Craft of a Gross-Up Payment. The Executive shall give such notice within ten business days after the Executive shall be informed in writing of such claim, provided that failure by the Executive to provide such notice shall not result in a waiver or forfeiture of any rights of Executive under this Section 7 except to the extent of actual damages suffered by Chris-Craft as a result of such failure; provided further that if such failure prevents the contest of such claim no payment shall be required with respect to such claim by Chris-Craft under this Section 7. The Executive shall not pay such claim prior to the expiration of 15 days following the date


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on which the Executive gives such notice to Chris-Craft.  If Chris-Craft shall notify the Executive in writing prior to the expiration of such 15-day period that Chris-Craft desires to contest such claim, the Executive shall:

                              (a)   give Chris-Craft any information
reasonably requested by Chris-Craft relating to such claim,

                              (b)   take such action in connection with
contesting such claim as Chris-Craft shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Chris-Craft,

                              (c)   cooperate in good faith with Chris-Craft's
contest of such claim, and

                              (d)   permit Chris-Craft to control any
proceedings to the extent relating to such claim; PROVIDED, HOWEVER, that Chris-Craft shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed in relation to such claim, including all costs and expenses. Without limiting the foregoing provisions of this Section 7.2, and to the extent its actions do not


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unreasonably interfere or prejudice the Executive's disputes with the IRS as to other issues, Chris-Craft shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the IRS in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Chris-Craft shall determine; PROVIDED, HOWEVER, that if Chris-Craft shall direct the Executive to pay such claim and sue for a refund, Chris-Craft shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to taxes for the Executive's taxable year with respect to which such contested amount shall be claimed to be due shall be limited solely to such claim. Furthermore, Chris-Craft's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS to the extent that such settlement or contest would not be reasonably likely to have a material adverse effect on the issues with respect to the Gross-Up Payment.

                  7.3 If, after the Executive's receipt of an amount advanced by Chris-Craft pursuant to Section 7.2, the Executive shall become entitled to receive any refund with respect to such claim, the Executive shall promptly pay to Chris-Craft the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive's receipt of an amount advanced by Chris-Craft pursuant to
Section 7.2, a determination shall be made that the Executive shall not be entitled to any refund with respect to such claim, and Chris-Craft shall not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after Chris-Craft shall receive notice of such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  7.4 This Section 7 shall remain in full force and effect following the termination of the Employment Term for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.

             8.   CHANGE IN CONTROL; EXTENSION OF TERM.

                  8.1 Chris-Craft, on behalf of itself and its stockholders, wishes to assure itself of continuity of management in the event of any Change in Control (as defined in Section 8.2 of this Agreement). Notwithstanding anything to the contrary in this Agreement, if a Change in Control (as defined in Section 8.2 hereof) shall occur during the Employment Term, and the Employment Term shall not have previously terminated for any reason (other than in connection with or as a result of a Change in Control), the Employment Term shall automatically be extended to the third anniversary of such Change in Control, if, pursuant to Section 1.2, the Employment Term otherwise might have terminated before such third anniversary.

                  8.2 For the purposes of this Agreement, a "Change in Control" shall mean:

                      8.2.1 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Rule 13d-3")) of 20% or more of the combined voting power of the then outstanding voting securities of Chris-Craft entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (v) any acquisition of a security (i) directly from Chris-Craft that is authorized by the Incumbent Board, as defined in Section 8.2.2, or (ii) of a class constituting a class of Outstanding Voting Securities on the date hereof that results from conversion of a security of any such class; (w) any acquisition by Chris-Craft; (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Chris-Craft or any corporation controlled by Chris-Craft; (y) any change in ownership of Outstanding Voting Securities by any Person identified or referred to in "Table I, Beneficial Ownership of Chris-Craft Stock," in Chris-Craft's Proxy Statement for its 1993 Annual Meeting of Stockholders, so long as (i) any such Person who is an officer or director of Chris-Craft remains such, or (ii) any Person that, with respect to a change in such Person's ownership of Outstanding Voting Securities, as of the date hereof, would have an obligation to make a filing under Rule 13d-3, would not be required, in connection with such change in ownership, to change from filing on Schedule 13G to Schedule 13D or to change any response to
Schedule 13D, Item 4, other than paragraph (a) thereof or paragraph (j), as it might relate to paragraph (a); or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (a), (b), and (c) of Section 8.2.3 are satisfied; or

                      8.2.2 Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the stockholders of Chris-Craft, shall be approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                      8.2.3 Approval by the stockholders of Chris-Craft of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation: (a) more than 60% of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger, or consolidation, which may be Chris-Craft (the "Resulting Corporation"), entitled to vote generally in the election of directors (the "Resulting Corporation Voting Securities") shall then be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation, in substantially the same proportions as their respective ownerships of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation; (b) no Person (excluding Chris-Craft, any employee benefit plan (or related trust) of Chris-Craft, the Resulting Corporation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities) shall own beneficially, directly or indirectly, 20% or more of the combined voting power of the Resulting Corporation Voting Securities; and (c) at least a majority of the members of the board of directors of the Corporation shall have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                      8.2.4   Approval by the stockholders of Chris-Craft of
(a) a complete liquidation or dissolution of Chris-Craft or (b) the sale or other disposition of all or substantially all of the assets of Chris-Craft, other than to a corporation (the "Buyer") with respect to which (i) following such sale or other disposition, more than 60% of the combined voting power of securities of Buyer entitled to vote generally in the election of directors ("Buyer Voting Securities"), shall be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their respective ownerships of Outstanding Voting Securities, immediately prior to such sale or other disposition; (ii) no Person (excluding Chris-Craft and any employee benefit plan (or related trust) of Chris-Craft or Buyer and any Person that shall immediately prior to such sale or other disposition own beneficially, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities), shall own beneficially, directly or indirectly, 20% or more of the combined voting power of, Buyer Voting Securities; and (iii) at least a majority of the members of the board of directors of Buyer shall have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of Chris-Craft.

             9.   TERMINATION OF AGREEMENT FOR CAUSE.

                  Chris-Craft may terminate this Agreement, and all of Chris-Craft's obligations hereunder except its obligation to pay to Executive amounts accrued to the date of termination, "for cause" upon 30 days written notice. As used in this Agreement, the term "for cause" shall mean and be limited to the following events: (a) the Executive's conviction (which conviction, through lapse of time or otherwise, is not subject to appeal) in a court of law of a felony involving moral turpitude; (b) the Executive's material breach of any of the covenants set forth in Section 12; (c) the Executive's dishonesty in the course of fulfilling his duties hereunder; or
(d) the Executive's continuing, repeated, wilful failure or refusal to perform his duties in accordance with the terms of Section 2; PROVIDED, HOWEVER, that this Agreement may not be terminated for cause under the immediately preceding clause (d), unless the Executive shall have first received written notice from the Board of Directors of Chris-Craft advising him of the specific acts or omissions alleged to constitute a failure or refusal to perform his duties, and such failure or refusal to perform his duties continues after the Executive shall have had a reasonable opportunity to correct the acts or omissions cited in such notice. In no event shall the alleged incompetence of the Executive in the performance of his duties hereunder be deemed grounds for termination of this Agreement for cause.

            10.   TERMINATION OTHER THAN FOR CAUSE.

                 10.1 DEATH. If the Executive shall die during the Employment Term, this Agreement, and all of Chris-Craft's obligations hereunder, shall terminate, except (a) with regard to payments from the Account pursuant to Section 4.3.3 (which Account shall include Deferred Compensation payable through the last day of the month in which his death occurred) and (b) that Chris-Craft shall pay to the Executive's estate, (i) within 30 days after his death, the base salary, and bonus with respect to the then current fiscal year, which would have been payable to the Executive under
Section 4 had the Employment Term ended on the last day of the month in which his death occurred, and (ii) an amount (payable at the same time as salary is paid to other executive employees of Chris-Craft) equal to the Executive's "Average Annual Compensation" (as defined in Section 10.3) at the date of his death; such amount shall be payable for the 12-month period following the first day of the month following the month in which the Executive's death shall occur.

                 10.2 DISABILITY. If, during the Employment Term, the Executive shall become disabled (as defined in Chris-Craft's then existing disability policy) so that he shall be unable substantially to perform his services hereunder, (a) for a period of six consecutive months or (b) for an aggregate of six months within any period of 12 consecutive months, then the Board of Directors of Chris-Craft may, at any time during the continuance of such disability, terminate the Employment Term on 30 days' prior written notice to the Executive. After such termination, the Executive shall have no further obligation to perform services for Chris-Craft pursuant to Section 2 but shall be entitled to receive from Chris-Craft, within 30 days after such termination, in lieu of the amounts which would otherwise be payable under
Section 4, (i) the base salary, and bonus with respect to the then current fiscal year, which would have been payable to the Executive under Section 4, had the Employment Term ended on the last day of the month in which the Employment Term was terminated pursuant to this Section 10.2, and (ii) an amount (payable in equal monthly installments on the 15th day of each month) at an annual rate equal to one-half of the Executive's "Average Annual Compensation" (as defined in Section 10.3) at the date of the termination of the Employment Term, such amount to be payable for the period beginning on the first day of the month following the month in which the Employment Term shall have been terminated pursuant to this Section 10.2 and ending on the day on which the Employment Term would have ended (as extended, if theretofore extended) if not terminated pursuant to this Section 10.2. The Executive shall have no obligation to accept any employment offered to him by others in order to minimize, or to be set off against, the amounts to which he is entitled pursuant to this Section 10.2. Chris-Craft shall not interpose any defense against payment of such amounts based on refusal of the Executive to seek or accept other employment. However, if the Executive shall obtain other employment, then amounts due to him pursuant to this Section 10.2 shall be reduced, PRO TANTO, by amounts actually received by him for services rendered in such other employment during the time amounts are payable pursuant to said Section 10.2.

                 10.3   AVERAGE ANNUAL COMPENSATION.  As used in Sections
10.1 and 10.2, the term "Average Annual Compensation" shall mean the mean annual compensation received or receivable by the Executive pursuant to
Section 4 (without regard to the effect of the provisions of Section 4.2) with respect to each of the three full fiscal years of Chris-Craft immediately preceding the date of the Executive's death (in the case of Section 10.1) or the date of the termination of the Employment Term (in the case of Section 10.2); provided, however, that if the Executive shall die, or the Employment Term shall be terminated due to Executive's disability, prior to January 1, 1997, the Average Annual Compensation shall be the mean of (i) the amount received or receivable by the Executive, or that would have become receivable by the Executive, pursuant to

Section 4 (including salary, Deferred Compensation and bonus and without regard to the effect of the provisions of Section 4.2) had he worked through December 31, 1994, and (ii) the mean amount received or receivable by the Executive pursuant to Section 4 (including salary, Deferred Compensation and bonus and without regard to the effect of the provisions of Section 4.2) for each full fiscal year of Chris-Craft, if any, beginning after December 31, 1994 and ending on the December 31 immediately preceding the date of the Executive's death or date of termination of the Employment Term due to Executive's disability, as the case may be.

                 10.4   TERMINATION BY EXECUTIVE.

                     10.4.1 Executive may, (but shall not be obligated to) terminate the Employment Term on 60 days' prior written notice given at any time within two years following a Change in Control or, if during the Employment Term, (a) the Executive shall not be elected (and continued) as a director of Chris-Craft or UTV and as Executive Vice President of Chris-Craft and President of Chris-Craft's Television Division, or Executive shall be removed from such board or office; or (b) Chris-Craft shall fail to cure a material breach of this Agreement within 10 days after notice; or (c) the Executive shall not be continuously afforded the authority, responsibilities and prerogatives contemplated in Section 2.2 and 2.3; or (d) Chris-Craft shall materially reduce any benefit to which Executive is entitled pursuant to
Section 6.1 and shall not have similarly reduced such benefit with respect to Chris-Craft senior executives generally; or (e) the Executive shall be required to perform his principal services under this Agreement at a place other than that set forth in Section 3. Such right to terminate the Employment Term shall be the Executive's exclusive remedy in the event of the occurrence of any of the events described in this Section 10.4.1. For purposes of clause (c) of the preceding sentence, the Executive shall be deemed not to have been continuously afforded the authority, responsibilities and prerogatives contemplated in Sections 2.2 and 2.3 if there shall occur any reduction in the scope, level or nature of the Executive's employment hereunder, or any demotion, any phasing out or assignment to others, of the duties contemplated in Section 2. For purposes of this Section 10.4, any determination made by the Executive in good faith that any of the events described in clauses (a) through (e) of the first sentence of Section 10.4.1 has occurred shall be conclusive.

                     10.4.2 If the Executive shall elect to terminate the Employment Term upon the occurrence of any event described in Section 10.4.1, or if Chris-Craft shall terminate this Agreement other than for cause or disability pursuant to Sections 9 and 10 hereof, then the Executive shall have no further obligation to perform services for Chris-Craft pursuant to Section 2, but he shall be entitled to receive from Chris-Craft, 30 days after the date of termination of the Employment Term, for the period beginning on the date of such termination and running through the day on which the Employment Term would have ended (as extended, if theretofore extended) if not terminated pursuant to this Section 10, assuming no additional extensions of the Employment Term, and ending on the day on which the Consulting Term would have ended (the "Cutoff Date"), in lieu of the amounts that would otherwise be payable hereunder, a lump sum in cash of an amount equal to the aggregate of
(a) compensation that would have been payable each year at the rate of the (i) base salary payable to the Executive pursuant to Section 4.1 and (ii) all amounts of Deferred Compensation payable to the Executive pursuant to Section
4.3 (each at the rate in effect on the date of the termination of the Employment Term (including any COLA Adjustment theretofore required to have been made)); (b) all consulting fees payable pursuant to Section 11 hereof subject to COLA Adjustment; and (c) an amount equal to the mean performance bonuses theretofore paid to or payable to the Executive pursuant to this Agreement, multiplied by the number of years remaining in the Employment Term at the date of termination (including the year in which the termination occurs). Notwithstanding the above, Deferred Compensation amounts previously deferred and credited to the Account shall be paid in accordance with Section 4.3.3. In addition, until the Cutoff Date, Chris-Craft shall maintain, at its expense, all insurance coverages and medical and health benefits in respect of the Executive that shall have been in effect with respect to him prior to the occurrence of the event entitling the Executive to terminate this Agreement.

            11.   CONSULTING SERVICES.

                  Unless the Employment Term shall theretofore have been terminated for cause pursuant to Section 9, or on account of the death of the Executive, during the period (i) beginning on the date of termination of the Employment Term (or, if the Employment Term shall have been terminated pursuant to Section 10.2 or 10.3, on the date the Employment Term would have ended (as extended, if theretofore extended) if it had not been terminated pursuant to said Section 10.2 or 10.3), and (ii) ending May 31, 2007 (the "Consulting Term"), the Executive shall render to Chris-Craft such consultation and advice as the Board of Directors or the Chief Executive Officer of Chris-Craft may request, subject to the Executive's reasonable convenience and other business activities; PROVIDED, HOWEVER, that the Executive shall not be required to devote more than 20 hours in any month to such services, which shall be performed at a time and place mutually convenient to both parties. For his consulting services, the Executive shall receive, as a consulting fee, compensation at the rate of $250,000 per annum, payable in equal monthly installments; Chris-Craft shall also provide the Executive with an office and a secretary, as well as the use of such other facilities and amenities (including, as examples, any airplane or automotive transportation utilized by Chris-Craft) as Chris-Craft shall from time to time make available to its most senior officers. The consulting fee shall be adjusted upward, as of the beginning of the Consulting Term and as of each successive January 1 to the end of the Consulting Term, in proportion to any increase in the Consumer Price Index, as defined in Section 4.4, from the December 1993 level (as of the beginning of the Consulting Term) and from the December level of the prior year as of each successive January 1. Each such adjustment shall be made retroactively when the Consumer Price Index for the month next preceding the date of such adjustment becomes available. In addition, Executive shall be entitled to participate in each insurance plan or medical or health plan generally available to Chris-Craft senior executives. In the event that the Executive shall be discharged by Chris-Craft during the Consulting Term other than for cause (as defined in Section 9), he shall nevertheless be entitled to receive his full consulting fee for the remainder of the Consulting Term. If the Executive shall die during the Consulting Term, his estate shall be entitled to receive the full consulting fee payable hereunder until the earlier to occur of (a) the first anniversary of the date of his death or (b) the end of the Consulting Term. If, during the Consulting Term, the Executive shall be disabled from performing his consulting services, and such disability shall continue for a period of six consecutive months or for an aggregate of six months within any period of 12 consecutive months, or if such disability shall exist at the start of the Consulting Term and shall be a continuation of a disability for which the Employment Term shall have been terminated pursuant to Section 10.2, and the Board of Directors of Chris-Craft, by written notice to the Executive (before the Executive shall recover from such disability) shall terminate the Executive's consulting services, the Executive shall have no further obligation to perform consulting services for Chris-Craft and shall be entitled to receive compensation at the rate of one-half of the consulting fee payable hereunder until the end of the Consulting Term.

            12.   PROTECTION OF CONFIDENTIAL INFORMATION; NON-COMPETITION.

                 12.1 The Executive agrees that, in view of the fact that his work for Chris-Craft will bring him into close contact with many confidential affairs of Chris-Craft not readily available to the public, he will not at any time (whether during the Employment Term, the Consulting Term, or thereafter) disclose to any person, firm, corporation, partnership or other entity whatsoever (except Chris-Craft or any of its subsidiaries), or any officer, director, stockholder, partner, associate, employee, agent or representative of any such firm, corporation or other entity, any confidential information or trade secrets of Chris-Craft which may come into his possession during the Employment Term or the Consulting Term (the "Confidential Materials"). The term "Confidential Materials" does not include information which (i) at the time of disclosure or thereafter is generally available to or known by the public otherwise than by reason of the Executive's disclosure thereof in violation of this Agreement, (ii) is, was or becomes available to the Executive on a nonconfidential basis from a source other than Chris-Craft, provided that the Executive has no reason to believe that such source is or was bound by a confidentiality agreement with Chris-Craft, (iii) has been made available, or is made available, on an unrestricted basis to a third party by Chris-Craft, by an individual authorized to do so, or (iv) is known by the Executive prior to its disclosure to the Executive. The Executive may use and disclose Confidential Materials to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Materials or their use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United

States, any state thereof, or any other jurisdiction applicable to the Executive, or if the Executive receives a request to disclose all or any part of the information contained in the Confidential Materials under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to the Executive.

                 12.2 During the Employment Term, Executive shall devote his full-time business energies, and time to the performance of this Agreement as set forth in Section 2.1 hereof. Executive's services during the Consulting Term shall be rendered on the basis set forth in Section 11. Executive shall not, either during the Employment Term or the Consulting Term, render services of any kind to others, engage in any other business activity or acquire any interest of any type in any other person or entity that would prevent his fulfilling his obligations under this Agreement or that Executive knows is in competition with Chris-Craft or any Affiliate. For purposes of this Agreement, a person or entity shall be deemed to be in competition with Chris-Craft or any Affiliate if he or it engages in any line of business substantially the same as any line of business that Chris-Craft or any Affiliate engages in or has a definitive plan to engage in during the term of this Agreement, except that, during the Consulting Term, the engagement in such activity in a geographical market in which Chris-Craft or any Affiliate has not engaged for more than two years or in which Executive knows that Chris-Craft or any Affiliate has no definitive plan to engage or the engagement in a line of business that Chris-Craft has a definitive plan to engage in but, of which Executive had no knowledge at any time prior to Executive's engagement in such business, shall not be deemed in competition with Chris-Craft or an Affiliate. For purposes of this Section 12 only, the term "Affiliate" shall not include any entity that would constitute an Affiliate solely because it is under common control with Chris-Craft.

                 12.3 Notwithstanding anything to the contrary stated in this Agreement, Executive may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Executive's ownership of:

                              (a)   securities of any corporation that are
registered under Section 12(b) or 12(g) of the Exchange Act and that are publicly traded, as long as Executive is not part of any control group of such corporation and such securities, do not, or if they are convertible securities, if converted, together with all other securities of such corporation owned by the executive, would not, constitute more than one percent (1%) of the outstanding voting power of that corporation;

                              (b)   any securities of a partnership, trust,
corporation (other than a corporation that has securities covered by the preceding clause (a)) or other person so long as Executive remains a passive investor in that entity and does not become part of any control group thereof and so long as such entity is not, directly or indirectly, in competition with Chris-Craft or any Affiliate; and

                              (c)   securities of Chris-Craft or any
Affiliate.

                 12.4 The parties hereto acknowledge that Executive's performance and services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which cannot be reasonably or adequately compensated in an action at law for damages, and that a breach by Executive of the terms hereof will cause Chris-Craft irreparable injury. Executive agrees that Chris-Craft is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Section 12, which shall be in addition to any other rights or remedies to which Chris-Craft may be entitled.

                 12.5 If any provisions of this Section 12 as applied to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Section 12, the application of such provision in any other circumstances, or the validity or enforceability of this Section 12. Chris-Craft and the Executive intend this Section 12 to be enforced as written. However, if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, or otherwise, Chris-Craft and the Executive agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases ("blue-penciling"), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

                 12.6 Chris-Craft and the Executive intend to, and do hereby, confer jurisdiction to enforce the covenants contained in this Section 12 upon the courts of any state of the United States and any other governmental jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Chris-Craft and the Executive that such determination shall not bar or in any way affect Chris-Craft's right to the relief provided above in the courts of any other state or jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

            13.   NOTICES.

            All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given (a) if delivered personally, when delivered; (b) if delivered by overnight carrier, on the first business day following such delivery; (c) if delivered by registered or certified mail, return receipt requested, on the third business day after having been mailed. In any case, each such notice, request, or consent or other communication shall be addressed as follows or to such other address as either party shall designate by notice in writing to the other in accordance herewith

                 13.1   If to Chris-Craft:

                        Chris-Craft Industries, Inc.
                        767 Fifth Avenue
                        New York, New York 10153
                        Attention: Board of Directors

                        with a copy to:

                        Harold I. Kahen, Esq.
                        Loeb and Loeb
                        345 Park Avenue
                        New York, New York  10154

                 13.2 If to the Executive to him at his address set forth on the personnel records of Chris-Craft.

                        with a copy to:

                        Kenneth Doran, Esq.
                        Gibson, Dunn & Crutcher
                        2029 Century Park East
                        Los Angeles, California  90067

            14.   GENERAL.

                 14.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

                 14.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 14.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

                 14.4 This Agreement and the benefits hereunder are personal to Chris-Craft and are not assignable or transferable, nor may the services to be performed hereunder be assigned by Chris-Craft to any person, firm or corporation; PROVIDED, HOWEVER, that this Agreement and the benefits hereunder may be assigned by Chris-Craft to any corporation acquiring all or substantially all of the assets of Chris-Craft or to any corporation into which Chris-Craft may be merged or consolidated, and this Agreement and the


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benefits hereunder will automatically be deemed assigned to any such corporation, subject, however, to the Executive's right to terminate the Employment Term to the extent provided in Section 10.3. In the event of any assignment of this Agreement to any corporation acquiring all or substantially all of the assets of Chris-Craft or to any other corporation into which Chris-Craft may be merged or consolidated, the responsibilities and duties assigned to the Executive by such successor corporation shall be the responsibilities and duties of, and compatible with the status of, a senior executive officer of such successor corporation. Chris-Craft may delegate any of its obligations hereunder to any subsidiary of Chris-Craft, provided that such delegation shall not relieve Chris-Craft of any of its obligations hereunder.

                 14.5 Whenever this Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated by written notice to Chris-Craft. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to Chris-Craft to such effect.

                 14.6 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument


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

executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                 14.7 In case of any dispute or disagreement arising out of, or in connection with, this Agreement, until the final determination of such dispute or disagreement Chris-Craft shall continue to pay to the Executive all of the compensation provided in this Agreement, and the Executive shall be entitled to continue to receive all of the other benefits provided herein. If any such dispute or disagreement shall result in legal action between Chris-Craft and the Executive, the Executive shall be entitled to recover from Chris-Craft any actual expenses for attorney's fees and disbursements incurred by him in connection with the Executive's good faith maintenance or defense of such action, on an after-tax basis. During the pendency of any such action, Chris-Craft shall pay all actual attorney's fees and expenses incurred by the Executive in connection


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therewith upon receipt of an undertaking by the Executive to repay such amounts as shall be found in such action as having been incurred in connection with the Executive's maintenance or defense of such action other than in good faith. Chris-Craft shall pay all reasonable attorneys' fees and expenses incurred by the Executive in connection with the negotiation of this Agreement.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                  CHRIS-CRAFT INDUSTRIES, INC.


  /s/ EVAN C  THOMPSON            By /s/ HERBERT I. SIEGEL
  --------------------               ---------------------
      Evan C Thompson                             Chairman


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

               TABLE OF CONTENTS TO EMPLOYMENT AGREEMENT


            SECTION                                                PAGE


1.    EMPLOYMENT; TERM.............................................  1

2.    DUTIES AND AUTHORITY.........................................  3

3.    LOCATION.....................................................  4

4.    CASH COMPENSATION............................................  5

5.    EXPENSES..................................................... 16

6.    ADDITIONAL BENEFITS.......................................... 16

7.    CERTAIN ADDITIONAL PAYMENTS BY CHRIS-CRAFT................... 18

8.    CHANGE IN CONTROL; EXTENSION OF TERM......................... 25

9.    TERMINATION OF AGREEMENT FOR CAUSE........................... 30

10.   TERMINATION OTHER THAN FOR CAUSE............................. 31

11.   CONSULTING SERVICES.......................................... 37

12.   PROTECTION OF CONFIDENTIAL INFORMATION; NON-COMPETITION...... 39

13.   NOTICES...................................................... 44

14.   GENERAL...................................................... 45



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